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                                                                      EXHIBIT 99

                                                            For more information
                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                      ASV REPORTS 3RD QUARTER 2001 RESULTS

                  NET SALES INCREASE 14% OVER 3RD QUARTER 2000

         GRAND RAPIDS, MN (OCTOBER 24, 2001) - ASV, INC. (NASDAQ: ASVI) today reported its results for its third quarter ended September 30, 2001. Third quarter 2001 net sales increased 14% to $12,052,998 compared with $10,532,697 for the same period in 2000. An increase in research and development of approximately $680,000 contributed to decreased net earnings for the third quarter of 2001 of $92,882, or $.01 per share, compared with $220,156, or $.02 per share, for the third quarter of 2000.

         For the nine months ended September 30, 2001, net sales increased 16% to $39,233,875 compared with $33,840,722 for the same period in 2000. Due in part to the Company's increased investment in research and development of approximately $1,580,000 in 2001, net earnings for the nine months ended September 30, 2001 were $387,626 compared with $1,236,225 for the same period in 2000; and earnings per share were $.04 in 2001 compared with $.12 for 2000.

         "Our sales for the third quarter of 2001 were stronger than expected, due primarily to our winter stock program for the 4810 Posi-Track" said Gary Lemke, ASV president. "This program was launched in mid-September and applied to orders received through September 28. Many of the orders under this program were received the last week of September. The success of the winter stock program helped ASV exceed our expected third quarter sales estimate of $9-11 million. The greater concentration of 4810 sales and increased shipments of undercarriages under our Multi-Terrain Loader (MTL) Alliance Agreement with Caterpillar (NYSE: CAT) helped increase our gross profit percentage to 18.3%, a level we have not experienced since the third quarter of 2000."

         For the three months ended September 30, 2001, the Company's research and development expenditures increased nearly seven-fold over the same period in 2000. Commenting on this increase, Lemke stated "Our investment in research and development increased as we continue to finalize and test the undercarriage designs for the next three models of MTLs with Caterpillar. ASV expects to begin production of the undercarriages for two of these models in late first quarter 2002, with the undercarriage for the last model scheduled for production in the third quarter of 2002. Approximately $155,000 of the increase in research and development expenditures we experienced during the third quarter of 2001 was due to required product enhancements to all previously produced undercarriages."

         The Company has increased slightly its expected level of net sales for its entire fiscal year 2001, from $46-50 million as previously reported to $47-51 million. Net earnings for fiscal 2001 are projected to be $.02-.06 per share on a diluted basis. The Company's outlook for fiscal 2002 remains unchanged, with net sales projected in the range of $70-80 million and net earnings projected in the range of $.32-.40 per share on a diluted basis.

         Discussing the outlook for the remainder of 2001 and 2002, Lemke said "While we were pleased with our sales for third quarter 2001, we, along with many others, believe there is still a degree of uncertainty in the marketplace regarding the country's economic outlook. This uncertainty could continue to impact future sales and profitability levels."

CONFERENCE CALL

         ASV will conduct a live Webcast at 10 a.m. Central time, Wednesday, October 24th to discuss these matters. The call will be broadcast over the Internet and can be accessed either at www.ccbn.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning one hour after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering pass code 213844. The Internet replay will be available for 90 days and can be accessed at www.ccbn.com or www.asvi.com in the same manner as discussed above.

ABOUT ASV

         ASV designs, manufactures and sells all-season, track-drive vehicles and related accessories and attachments. With its patent-pending Maximum Traction and Support System(TM) undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture.



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         To learn more about ASV Inc. and its unique rubber-tracked products, visit the Company's web site at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels and its plans to jointly develop and manufacture rubber-tracked machines with Caterpillar, including the number of models to be developed and the timing of their planned introduction are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the six months ended June 30, 2001.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                       THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                          SEPTEMBER 30,                      SEPTEMBER 30,
                                                 -------------------------------    -------------------------------
                                                     2001              2000              2001             2000
                                                 -------------    --------------    -------------    --------------
Net sales...................................     $  12,052,998    $   10,532,697    $  39,233,875    $   33,840,722
Cost of goods sold..........................         9,848,404         8,606,189       32,774,236        26,414,175
                                                 -------------    --------------    -------------    --------------
         Gross profit.......................         2,204,594         1,926,508        6,459,639         7,426,547
Operating expenses:
     Selling, general and administrative....         1,429,160         1,423,396        4,302,697         4,941,593
     Research and development...............           794,049           113,949        1,950,305           370,319
                                                 -------------    --------------    -------------    --------------
         Operating income (loss)............           (18,615)          389,163          206,637         2,114,635
Other income (expense)
     Interest expense.......................           (37,004)          (65,601)        (110,742)         (229,602)
     Other, net.............................           119,501            25,594          408,731            80,192
                                                 -------------    --------------    -------------    --------------
         Income before income taxes.........            63,882           349,156          504,626         1,965,225
Provision for (benefit from) income taxes...           (29,000)          129,000          117,000           729,000
                                                 --------------   --------------    -------------    --------------

     NET EARNINGS...........................     $      92,882    $      220,156    $     387,626    $    1,236,225
                                                 =============    ==============    =============    ==============

Net earnings per common share - Diluted..        $         .01    $          .02    $         .04    $          .12
                                                 =============    ==============    =============    ==============

Diluted weighted average shares ............        10,445,298         9,894,887       10,366,486         9,908,598
                                                 =============    ==============    =============    ==============


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A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                       2001             2000
                                                                  --------------    -------------
                            ASSETS

CURRENT ASSETS
    Cash & short-term investments............................     $    4,163,920    $  10,762,143
    Accounts receivable, net.................................         16,883,435       10,557,907
    Inventories..............................................         30,495,419       28,064,998
    Prepaid expenses and other...............................            933,857          965,026
                                                                  --------------    -------------
        Total current assets                                          52,476,631       50,350,074
PROPERTY AND EQUIPMENT, net..................................          4,726,414        4,656,118
                                                                  --------------    -------------

        Total assets                                              $   57,203,045    $  55,006,192
                                                                  ==============    =============

           LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities.................     $       84,442    $      82,090
    Accounts payable.........................................          3,353,659        1,822,912
    Accrued liabilities......................................          1,267,171        1,023,924
    Income taxes payable.....................................               -             197,021
                                                                  --------------    -------------
        Total current liabilities                                      4,705,272        3,125,947
LONG-TERM LIABILITIES, less current portion..................          2,054,644        2,116,898
SHAREHOLDERS' EQUITY.........................................         50,443,129       49,763,347
                                                                  --------------    -------------

        Total liabilities & shareholders' equity                  $   57,203,045    $  55,006,192
                                                                  ==============    =============